Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Numbeer, Inc, of our report dated July 7, 2009 on our audit of the financial statements of Numbeer, Inc as of May 31, 2009 and 2008, and the related statements of operations, stockholders’ equity and cash flows for the years ended May 31, 2009 and 2008 and since inception on April 7, 2008 through May 31, 2009, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

July 21, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501